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                                                                   Exhibit 10.15


                              CONSULTING AGREEMENT


                  THIS CONSULTING AGREEMENT ("Agreement") is made as of the 31st day of August, 1999 by and between ROBERT F. FULLER ("Consultant") and CITADEL BROADCASTING COMPANY, a Nevada corporation ("Citadel").


                                    RECITALS:

                  A. Consultant and Citadel are parties to a Stock Purchase Agreement dated as of April 30, 1999 (the "Stock Purchase Agreement"), pursuant to which Citadel has, concurrently with the execution of this Agreement, purchased all of the capital stock of Fuller-Jeffrey Broadcasting Companies, Inc., a Maine corporation ("FJB"), owned by Consultant. As of the date of this Agreement, FJB and its subsidiaries own and operate ten radio stations in the States of Maine and New Hampshire.

                  B. To induce Citadel to enter into the Stock Purchase Agreement, Consultant, who is the majority stockholder of FJB, has agreed to provide certain consulting services to Citadel and to forego his right to compete with Citadel, on the terms and subject to the conditions set forth in this Agreement.

                  NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

                  1. Engagement. Citadel will engage Consultant as a consultant to Citadel to provide the services described in Section 2 hereof, and Consultant accepts such engagement, for the Consulting Period (as hereinafter defined), upon the terms and conditions set forth in this Agreement.

                  2. Services. During the Consulting Period, Consultant agrees to provide consulting services to Citadel primarily in connection with the operation of Citadel's radio stations in the States of Maine and New Hampshire (the "Territory"), as well as in such other areas as may from time to time be reasonably determined by Citadel. Consultant shall devote such time as is reasonably necessary (but not more than five hours per month) to satisfactorily perform such services for Citadel.

                  3. Term of Consulting. The engagement under this Agreement shall be for a period (the "Consulting Period") commencing on the date hereof and ending on the seventh anniversary of the date hereof.

                  4. Compensation. For the services rendered by Consultant hereunder, Citadel shall pay Consultant a fee of $250,000 per year (the "Consulting Fee") during the Consulting Period. The Consulting Fee shall be paid in monthly installments of $20,833.33.



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Citadel shall reimburse Consultant for reasonable expenses incurred by
Consultant in performing his services hereunder only if such expenses were approved in advance by Citadel.

                  5. Disclosure of Information. Consultant recognizes and acknowledges that Citadel and its affiliates' trade secrets and advertiser lists as they exist from time to time and non-public information concerning its services, methods of operation, technical information and processes, inventions, ideas, products, specifications, trade secrets, formulae, pricing and bids, customers and sales activities and procedures (collectively, the "Proprietary Information") are valuable, special and unique assets of Citadel and its affiliates, access to and knowledge of which are essential to the performance of Consultant's duties hereunder. In light of the highly competitive nature of the industry in which Citadel and its affiliates conduct their businesses, Consultant further agrees that all Proprietary Information heretofore or in the future obtained by Consultant as a result of Consultant's association with Citadel shall be considered confidential. In recognition of this fact, Consultant agrees that, so long as the Proprietary Information does not otherwise become publicly available, neither Consultant nor any of his affiliates will, during and after the Consulting Period, disclose any of such Proprietary Information to any person, firm, corporation, partnership, association or other entity (collectively, "Person") for any reason or purpose whatsoever, directly or indirectly, except in connection with the furtherance of the business of Citadel or its affiliates, and neither Consultant nor any of his affiliates will make use of any Proprietary Information for his own purposes or for the benefit of any other Person (except Citadel and its affiliates) under any circumstances. Consultant further agrees that upon termination of his engagement he shall turn over to Citadel all documents, papers, records, files, computer discs, drawings, sketches, plans, specifications, manuals, models, equipment, machines, devices, computer data, or other written or graphic material which contain or are derived from Proprietary Information. Consultant agrees that he shall have no proprietary interest in any work product used or developed by Consultant and arising out of his engagement with Citadel. The provisions contained in this Section 5 apply to information of Citadel and of any affiliate of Citadel, which information is analogous to the Proprietary Information. Consultant further agrees to comply fully with all confidentiality or secrecy provisions or agreements binding on Citadel or any of its affiliates.

                  6. Preservation of Corporate Opportunity. To protect further the confidentiality of the Proprietary Information and in recognition of the highly competitive nature of Citadel and its affiliates' businesses, Consultant further agrees as follows:

                  (a) During and for the period commencing with the date hereof and ending on the seventh anniversary of the date hereof, neither Consultant nor any of his affiliates will directly or indirectly engage, advise, manage, operate, participate, invest in or assist, as owner, part owner, lender, investor, shareholder, partner, director, officer, trustee, employee, agent or consultant, or in any other capacity, any AM or FM radio station or any Person that owns or operates a radio station, licensed to the Territory or whose signal is broadcast into the Territory; provided that neither Consultant's ownership and operation of WNBP-AM licensed to Newburyport, Massachusetts nor Consultant's assistance during the period of one year following the date hereof in the operation of the radio stations identified as part of the Excluded Assets under the Stock Purchase Agreement will constitute a violation of this Section 6(a).



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                  (b) During and for the period commencing with the date hereof and ending on the seventh anniversary of the date hereof, neither Consultant nor any of his affiliates will induce or attempt to induce employees of Citadel or any affiliate of Citadel to engage in any activity hereby prohibited to Consultant or to terminate their employment with Citadel or such affiliate.

                  7. Interpretation. It is expressly understood and agreed that although Consultant and Citadel consider the restrictions contained in Sections 5 and 6 hereof reasonable for the purpose of preserving for Citadel its proprietary rights, business value as a going concern and goodwill, if a final judicial determination is made by a court having jurisdiction that the time or any other restriction contained in Section 5 or 6 hereof is an unenforceable restriction against Consultant, the provision containing such restriction shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable. Alternatively, if the court referred to above finds that any restriction contained in Section 5 or 6 hereof is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained therein.

                  8. Remedies. Consultant acknowledges and agrees that Citadel's remedy at law for a breach or threatened breach of any of the provisions of
Section 5 or 6 hereof would be inadequate and, in recognition of this fact, in the event of a breach or threatened breach by Consultant of any of the provisions of Section 5 or 6 hereof it is agreed that, in addition to its remedy at law, Citadel shall be entitled to equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. In the event of any such breach, at the election of Citadel, all rights of Consultant under Section 4 hereof shall thereupon terminate. Consultant acknowledges that the granting of a temporary injunction, temporary restraining order or permanent injunction merely prohibiting the use of Proprietary Information would not be an adequate remedy upon breach or threatened breach, and consequently agrees, upon any such breach or threatened breach, to the granting of injunctive relief prohibiting Consultant from engaging in business activities similar to those engaged in by Citadel other than on behalf of Citadel or any of its affiliates to the extent that Consultant is then consulting for Citadel or any of its affiliates. Nothing herein contained shall be construed as prohibiting Citadel from pursuing any other remedies available to it for such breach or threatened breach. In any action by either Consultant or Citadel to enforce such party's rights under this Agreement, the prevailing party shall be entitled to recover his or its reasonable attorney's fees and costs incurred in prosecuting such action.

                  9. Independent Contractor. In connection with his performance hereunder, Consultant shall act solely as an independent contractor and nothing herein contained shall at any time be so construed as to create a relationship of employer and employee, partnership, principal and agent, or joint venturer as between Citadel and Consultant. Consultant shall not be entitled to receive or accrue or participate in, as a result of his performance under this Agreement, paid vacation, sick leave, retirement, insurance, health or sick benefits or any other employee benefit programs of Citadel.


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                  10. Notices. Any notice required or permitted to be given
under this Agreement shall be deemed properly given if in writing and personally delivered or mailed by certified U.S. mail, postage prepaid with return receipt requested, addressed as follows:

To Consultant:

                  Robert F. Fuller
                  P.O. Box 820
                  Newburyport, MA  01950

To Citadel:

                  Citadel Broadcasting Company
                  7201 W. Lake Mead Blvd.
                  Suite 400
                  Las Vegas, NV  89128
                  Attn:  Lawrence R. Wilson

                  11. Assignment. This Agreement shall not be assignable by either party except by Citadel to any affiliate of Citadel or any successor in interest to Citadel's business.

                  12. Entire Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter hereof and may not be waived, changed, modified, extended or discharged orally but only by an agreement in writing, signed by the party against whom enforcement of any such waiver, change, modification, extension or discharge is sought. The waiver by any party of a breach of any provision of this Agreement by any other will not operate or be construed as a waiver of any subsequent breach by such other party.

                  13. Survival. Any termination of this Agreement shall not affect the provisions of Section 5, 6, 7 or 8 hereof, which shall survive such termination in accordance with their terms.

                  14. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada without regard to its conflict of laws provisions.

                  15. Headings. The headings of the sections are for convenience of reference only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

                  16. Counterparts. This Agreement may be executed in several counterparts or with counterpart signature pages, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement.




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                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.



                                        /s/  Robert F Fuller
                                      ---------------------------------------
                                      Robert F. Fuller


                                      CITADEL BROADCASTING COMPANY


                                      By:    /s/  Lawrence R. Wilson
                                            ---------------------------------
                                      Title: Chief Executive Officer






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